To:

Risen Energy PV Holding Italy GmbH

Neumeyerstraße no. 28/34

90411 – Nuremberg

Germany

and

Risen Energy (Hongkong) Co., Limited

Via Cernuschi no. 40

20900 – Monza

Italy

March 19, 2019

Dear Sirs,

we refer to your proposal below, which we hereby fully and unconditionally accept.

***

"To:

PC-Italia-02 S.r.l.

Via Ferrovie dello Stato SNC

81030 – Gricignano di Aversa (CE)

Italy

and

Alternus Energy Inc.

One World Trade Center, Suite 8500

New York – NY 10007

U.S.A.

March 19, 2019

Dear Sirs,

following our previous discussions, please find below our sale and purchase agreement proposal.

***

SALE AND PURCHASE AGREEMENT

BETWEEN

(1) **Risen Energy PV Holding Italy GmbH**, a company incorporated under the laws of Germany, having its registered offices at Neumeyerstraße no. 28/34, 90411 Nuremberg, Germany, registered with the Companies' Registrar of Nürnberg (Germany) under no. HRB 31339, tax code and VAT number DE284950291, represented by Mrs. Ping Guo, in her capacity as managing director ("**Risen Italy**");

(2) **Risen Energy (Hongkong) Co., Limited**, a company incorporated under the laws of Hong Kong, having its registered offices at Flat/RM 1907 19/F, LEE Garden one, 33 Hysan avenue Causeway bay, Hongkong registered with the Companies' Registrar of Hong Kong under no. 1519990, tax code and VAT number 53176832, represented by Mr. Jianping Yuan, in his capacity as managing director ("**Risen HK**" and, collectively with Risen Italy, the "**Sellers**");

on one side

AND

(3) **PC-Italia-02 S.r.l.**, a company incorporated under the laws of Italy, having its registered offices at Via Ferrovie dello Stato snc, 81030 Gricignano di Aversa (CE), Italy, corporate capital Euro 10,000, fully paid in, registered with the Companies' Registrar of Caserta, tax code and VAT number 04173980618, represented by Mr. Vincent Browne, in his capacity as sole director (the "**Purchaser**");

on the other side

(the Sellers and the Purchaser are collectively referred to as the "**Parties**" and each as a "**Party**").

AND

(4) **Alternus Energy Inc.**, a company incorporated under the laws of the United States of America, having its registered offices at One World Trade Center, Suite 8500, New York, NY 10007, registration no. E0837352006-2, represented by Mr. Vincent Browne, in his capacity as director executing this Agreement for the purposes of Clause 2.2.11 herein ("**AE**");

WHEREAS:

(A) The Purchaser is a company active in the renewable energy business and it is willing to invest in photovoltaic plants in Italy.

(B) Risen Italy owns, *inter alia*, the entire corporate capital of the following companies:

   (i) **CIC RT Treviso S.r.l.**, a limited liability company incorporated under the laws of Italy, having its registered offices at Via Cernuschi no. 6, 20900 Monza, Italy, registered with the Companies' Registrar of Milano, Monza, Brianza and Lodi under no. 1882926, tax code and VAT number 07782970961, corporate capital of Euro 10,000.00 fully paid-in (the "**SPV 1**");

   (ii) **CIC Rooftop S.r.l.**, a limited liability company incorporated under the laws of Italy, having its registered offices at Via Cernuschi no. 6, 20900 Monza, Italy, registered with

the Companies' Registrar of Milano, Monza, Brianza and Lodi under no. 1879553, tax code and VAT number 07553250965, corporate capital of Euro 10,000.00 fully paid-in (the "**SPV 2**").

(C) Risen HK owns, *inter alia*, the entire corporate capital of the following companies:

(i) **New Power Italia S.r.l.**, a limited liability company incorporated under the laws of Italy, having its registered offices at Via Padania no. 15, 24055 Cologno al Serio (BG), Italy, registered with the Companies' Registrar of Bergamo under no. 417912, tax code and VAT number 11209481008, corporate capital of Euro 10,000.00 fully paid-in (the "**SPV 3**");

(ii) **SPV White One S.r.l.**, a limited liability company incorporated under the laws of Italy, having its registered offices at Via Durini no. 2, 20121 Milan, Italy, registered with the Companies' Registrar of Milano, Monza, Brianza and Lodi under no. 1970624, tax code and VAT number 07608340969, corporate capital of Euro 10,000.00 fully paid-in (the "**SPV 4**");

(iii) **CTS Power 2 S.r.l.**, a limited liability company incorporated under the laws of Italy, having its registered offices at Via Padania no. 15, 24055 Cologno al Serio (BG), Italy, registered with the Companies' Registrar of Bergamo under no. 412013, tax code and VAT number 03832100162, corporate capital of Euro 10,000.00 fully paid-in (the "**SPV 5**"),

(the SPV 1, the SPV 2, the SPV 3, the SPV 4 and the SPV 5 are collectively referred to as the "**SPVs**" and each as a "**SPV**").

(D) The Sellers, through the SPVs, own a portfolio of photovoltaic plants in Italy having an aggregate capacity of approximately 5.041 MW (the "**Portfolio**"). More in particular:

(i) the SPV 1 owns a photovoltaic plant having an installed capacity of 846.30 kWp, located in Motta di Livenza, Province of Treviso, in the Veneto Region, Italy, over the land identified as follows: Cadastral registrar of the Municipality of Motta di Livenza, sheet no. 14, parcel 154 sub. 7 and 9 (the "**Plant 1**");

(ii) the SPV 2 owns a photovoltaic plant having an installed capacity of 998.40 kWp, located in Castel Maggiore, Province of Bologna, in the Emilia Romagna Region, over the land identified as follows: Cadastral registrar of the Municipality of Castel Maggiore, sheet no. 35, parcel 2 sub. 6 (the "**Plant 2**");

(iii) the SPV 3 owns two photovoltaic plants having an installed capacity of 345.6 kWp and 967,68 kWp, located in Bracciano, Province of Roma, in the Lazio Region, Italy, over the land identified as follows: Cadastral registrar of the Municipality of Bracciano, sheet no. 54, parcel 122 (the "**Plant 3**") and sheet no. 55, parcel 11 (the "**Plant 3bis**") respectively;

(iv) the SPV 4 owns a photovoltaic plant having an installed capacity of 994.05 kWp located in Iglesias, Province of Cagliari, in the Sardegna Region, Italy, over the land identified as follows: Cadastral registrar of the Municipality of Iglesias, sheet no. 1, parcel 178 (the "**Plant 4**"); and

(v) the SPV 5 owns two photovoltaic plants having an installed capacity of 900 kWp, located in Isola delle Femmine, Province of Palermo, in the Sicilia Region, Italy, over the land identified as follows: Cadastral registrar of the Municipality of Isole delle

Femmine, sheet no. 2, parcels 924 sub. 1, 2, 5, 6 and 7 (such plant is also referred to as "**Plant 5**"),

(the Plant 1, the Plant 2, the Plant 3, the Plant 3bis, the Plant 4 and the Plant 5 are also collectively referred to as the "**Plants**");

(E) The Purchaser has conducted a due diligence exercise on the Portfolio through the review of the information, documents, and matters included in the Data Room Documents (as defined below) that have been made available to it by the Sellers (the "**Due Diligence**");

(F) The Purchaser wishes to acquire the Portfolio by purchasing the Quotas, the Commercial Receivables and the Quotaholder Loan Receivables and assuming the Quotaholder Loan Debts (as defined below), and the Sellers wish to transfer the Portfolio by selling to the Purchaser the Quotas, the Commercial Receivables, the Quotaholder Loan Receivables and the Quotaholder Loan Debts, all in accordance with the terms and conditions set forth hereunder.

NOW, THEREFORE, on the basis of the foregoing, it is hereby agreed as follows:

1. RECITALS AND SCHEDULES

The above Recitals and the Schedules attached hereto constitute an integral and substantial part of this Agreement.

2. DEFINITIONS AND INTERPRETATIVE RULES

2.1 *Definitions*

In addition to any other term defined elsewhere in this Agreement, the following terms shall have, for the purposes of this Agreement, the meanings set forth below unless the context clearly requires otherwise:

2.1.1 "**Accounting Principles**" shall mean the principles provided by the Italian civil code in respect of the preparation of financial statements (*bilanci di esercizio*), as interpreted in accordance with the accounting principles issued by the *Consiglio Nazionale dei Dottori Commercialisti e degli Esperti Contabili* and the *Organismo Italiano di Contabilità*;

2.1.2 "**Affiliate**" shall mean, in relation to any Party, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Party, provided that the expression "control" and any variation thereof shall be construed as a reference to Article 2359, paragraphs 1 and 2, of the Italian civil code;

2.1.3 "**Aggregate Purchase Price**" shall mean, collectively, the SPV 1 Purchase Price, the SPV 2 Purchase Price, the SPV 3 Purchase Price, the SPV 4 Purchase Price and the SPV 5 Purchase Price;

2.1.4 "**Agreement**" shall mean this sale and purchase agreement, including its Recitals and Schedules;

2.1.5 "**Applicable Laws and Regulations**" shall mean all international, national, regional and local laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, procedures, directions and requirements (including in respect of the incentive which has been granted to each Plant) of all governments, governmental and in general public authorities having jurisdiction over any Plant, any SPV or on the Transaction

contemplated by this Agreement (including GSE, ARERA, and the Grid Operator), in each case as in force from time to time;

2.1.6 **"ARERA"** shall mean *Autorità di Regolazione per Energia, Reti e Ambiente*;

2.1.7 **"Business Day"** shall mean any calendar day (other than a Saturday or a Sunday) on which banking institutions are open for business in Rome and Milan;

2.1.8 **"Claim"** shall have the meaning set forth in Clause 7.4.1;

2.1.9 **"Closing"** shall mean the execution of the Transfer Deed, the assignment of the Quotaholders' Loan Receivables, the payment of the Aggregate Purchase Price as indicated in Clause 4.3 and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively, required to be executed and exchanged and performed and consummated by the Parties on the Closing Date pursuant to this Agreement;

2.1.10 **"Closing Date"** shall mean the date on which the Transfer Deed is executed and Closing takes place;

2.1.11 **"Closing Payments"** has the meaning set forth in Clause 4.3.2 herein;

2.1.12 **"Commercial Receivables"** shall mean the receivables corresponding to the EPC Liabilities;

2.1.13 **"Conditions to the Closing"** shall have the meaning set forth in Clause 5.3.1;

2.1.14 **"Civil Code"** means the Italian civil code, as approved by the Royal Decree No. 262 of 16 March 1942, as subsequently amended.

2.1.15 **"Damages"** shall mean any damage or loss (*danno emergente* and *lucro cessante*) within the meaning of Article 1223 of the Civil Code;

2.1.16 **"Data Room Documents"** shall mean all the documents and information made available to the Purchaser, its Affiliates and/or its Representatives in a virtual data room to be further updated up to the Closing Date (as available at the following hyperlink:
https://app.box.com/folder/34905622237?utm_source=trans&utm_medium=email&utm_campaign=collab%2Bauto%20accept%20user);

2.1.17 **"Date of Execution"** shall mean the date on which this Agreement is signed;

2.1.18 **"Due Diligence"** shall have the meaning set forth in Recital (E);

2.1.19 **"Encumbrance"** means any pledge (*pegno*), mortgage (*ipoteca*), privilege (*privilegio*), usufruct (*usufrutto*) or seizure (*sequestro*), pre-emption right, assignment by way of security, private or public easement (*servitù*), third party right or interest and foreclosure (*pignoramento*) or any other security interest of any kind however created or arising or any other agreement or arrangement having similar effect;

2.1.20 **"EPC Liabilities"** means the aggregate amount of Euro 3,404,622.56 owed as of the date hereof by SPV 1 (as to Euro 1,865,893.22), SPV 2 (as to Euro 1,716,602.43) and SPV 4 (as to Euro 434,948.77) vis-à-vis Risen HK and certain its Affiliates under respectively (i) the Turnkey Engineering Procurement and Construction Contract for a Photovoltaic Plant entered into by and between SPV 1 and Risen HK

on 18 March 2012, and (ii) the Turnkey Engineering Procurement and Construction Contract for a Photovoltaic Plant entered into by and between SPV 2 and Risen HK on 3 March 2012 and (iii) the Turnkey Engineering Procurement and Construction Contract for a Photovoltaic Plant entered into by and between Chemtech Solar S.r.l. and Sial Energy S.r.l. on 7 May 2012 and currently owed by SPV 4 to Risen HK;

2.1.21 **"Escrow Account"** means the bank account (*conto corrente vincolato*) to be opened in the name of the Sellers in accordance with the provisions of the Escrow Agreement.

2.1.22 **"Escrow Agent"** means the Person to be jointly identified and appointed by the Parties to act as escrow agent for all the purposes of the Escrow Agreement.

2.1.23 **"Escrow Agreement"** means the escrow agreement to be entered into by and between the Sellers, the Purchaser and the Escrow Agent on or before Closing Date (but not later than Closing Date) which shall regulate terms and conditions for the release of the Escrow Amount by the Escrow Agent.

2.1.24 **"Escrow Amount"** means the aggregate amount of Euro 1.159,000.08 to be deposited by the Purchaser on the Escrow Account at Closing Date for the purposes of the procedure set forth under Clause 4.5

2.1.25 **"Grid Operator"** shall mean Terna S.p.A., Enel Distribuzione S.p.A. and/or any other entity providing a grid network on the site where each Plant is located;

2.1.26 **"GSE"** shall mean Gestore dei Servizi Energetici S.p.A.;

2.1.27 **"Independent Auditor"** means (i) Italian offices of Ernst & Young; or (ii) if Italian offices of Ernst & Young either (A) has a conflict of interest or (B) does not accept to perform the services called for under this Agreement within ten (10) Business Days of being requested by either the Sellers or the Purchaser, the independent expert jointly selected by the Parties; or (iii) if the Parties fail to agree on such election or on the terms and conditions thereof within ten (10) Business Days from the invitation of either Party, the independent expert firm appointed, upon either Party's request, by the President of the *Ordine dei Dottori Commercialisti ed Esperti Contabili* of Milan;

2.1.28 **"Leakage"** shall mean any of the following act or transaction by any of the SPVs at any time from the Reference Date (excluded) up to the Closing Date (included), other than the Permitted Leakages:

(a) any payment of any dividend (in cash or in kind) or other equity distribution by any of the SPVs to or for the benefit of the Sellers or any of their Affiliates, or their respective Representatives;

(b) any other payments or transfer of assets made by any of the SPVs (including in respect of any loan capital, corporate capital or other securities of any of the SPVs being created, issued, redeemed, purchased or repaid) to or for the benefit of the Sellers or any of their Affiliates, or their respective Representatives;

(c) any other payment or cash extraction of whatever nature, other than those set forth above, made or agreed to be made to the Sellers or any of their Affiliates by whatsoever form or means (including reimbursement of quotaholders' loans (either for capital or for interests));

(d) the waiver of any amount owed to any of the SPVs by the Sellers or any of their Affiliates, or their respective Representatives;

(e) the incurring of any liability by any of the SPVs vis-à-vis the Sellers or any of their Affiliates, or their respective Representatives;

(f) any fee or bonus (whether in cash or in kind) paid or payable, or present or future benefit granted, by any of the SPVs to the Sellers or any of their Affiliates or to any Representatives of any of such entities, as an incentive to complete, or triggered by, the sale and purchase of the Quotas;

(g) any management or advisory fees paid or payable (whether in cash or in kind) by any of the SPVs to the Sellers or any of their Affiliates, or their respective Representatives;

(h) the incurring in any obligation to effect, or passing any resolution, at any level, of any of the SPVs authorizing any of the matters or actions listed above; and

(i) any other act or transaction which has or may have a similar result to any of the foregoing;

2.1.29 "**Long Stop Closing Date**" shall mean April 30, 2019;

2.1.30 "**Nominee**" shall have the meaning set forth in Clause 12.2;

2.1.31 "**Notice of Claim**" shall have the meaning set forth in Clause 7.4.1;

2.1.32 "**Parties**" shall have the meaning set forth in the preamble of this Agreement;

2.1.33 "**Permits**" shall mean, with respect to a Plant, each and all the authorizations (including the *autorizzazione unica*), consents, approvals, *nihil obstat*, ways of leave, permits, licenses, certificates, environmental assessments, agreements, however named, as required pursuant to the Applicable Laws and Regulations for the construction, operation, maintenance, connection to the grid and exploitation of the Plants and enjoyment of the relevant Tariff (including any written prescription from any authority, however involved in the authorization procedure) and any attachment thereto as well as any requests or applications to obtain any of such authorizations, consents, approvals, *nihil obstat*, ways of leave, permits, licenses, certificates, environmental assessments, agreements; for the sake of clarity, the term "Permits" also includes any permit required for the interconnection facilities and all rights and proceedings related to the connection of the Plants to the grid, including the *soluzione tecnica minima generale* and the *soluzione tecnica minima di dettaglio*, the *regolamento di esercizio*, the connection agreement and any other rights or title necessary to carry out all works and infrastructures required for the (i) construction of the Plants' evacuation line and (ii) connection of the Plants' evacuation line to the grid connection point;

2.1.34 "**Permitted Leakages**" shall mean the payments, debts, and liabilities described in **Schedule 2.1.34**;

2.1.35 "**Person**" shall mean any natural person, company, firm, partnership, joint-venture, corporation, association, government or political subdivision, agency or institution of a government, or any other organization or entity;

2.1.36 "**Plant 1**" shall have the meaning set forth in Recital (D)(i);

2.1.37 "**Plant 2**" shall have the meaning set forth in Recital (D)(ii);

2.1.38 "**Plant 3**" shall have the meaning set forth in Recital (D)(iii);

2.1.39 "**Plant 3bis**" shall have the meaning set forth in Recital (D)(iv);

2.1.40 "**Plant 4**" shall have the meaning set forth in Recital (D)(v);

2.1.41 "**Plant 5**" shall have the meaning set forth in Recital (D)(vi);

2.1.42 "**Plants**" shall have the meaning set forth in Recital (D);

2.1.43 "**Portfolio**" shall have the meaning set forth in Recital (D);

2.1.44 "**Project Contracts**" shall mean, in respect of each SPV, the contracts listed in **Schedule 2.1.44**, to which it is a party [*Note: under update and confirmation by the Parties*];

2.1.45 "**Purchaser**" shall have the meaning set forth in the preamble of this Agreement;

2.1.46 "**Purchaser's Notice**" shall have the meaning set forth in Clause 4.5.4;

2.1.47 "**Quotaholder Loan Debts**" shall mean, collectively, the SPV 1 Quotaholder Loan Debt and the SPV 2 Quotaholder Loan Debt;

2.1.48 "**Quotaholder Loan Receivables**" shall mean, collectively, the SPV 3 Quotaholder Loan Receivables, the SPV 4 Quotaholder Loan Receivables and the SPV 5 Quotaholder Loan Receivables;

2.1.49 "**Quotas**" shall mean, collectively, the SPV 1 Quota, the SPV 2 Quota, the SPV 3 Quota, the SPV 4 and the SPV 5 Quota;

2.1.50 "**Real Estate**" shall mean all the plots of land where the Plants (including the relevant interconnection facilities) stand, and all the plots of land for putting in place the facilities necessary for the construction and operation of such Plants (including cabling, access roads and substations), as indicated on the layout and the projects of the Plants as duly and finally authorised according to the Permits and the Applicable Laws and Regulations;

2.1.51 "**Real Estate Contracts**" means the contracts entered into by the SPVs in order to have proper title to the Real Estate;

2.1.52 "**Reference Date**" shall mean June 30, 2018;

2.1.53 "**Reference Financial Statements**" shall mean the financial statements of the SPVs as at the Reference Date, attached hereto as **Schedule 2.1.53**;

2.1.54 "**Representatives**" shall mean, with respect to a certain Person, any advisers, directors and employees, of that Person;

2.1.55 "**Risen HK**" shall have the meaning set forth in the preamble of this Agreement;

2.1.56 "**Risen Italy**" shall have the meaning set forth in the preamble of this Agreement;

2.1.57 "**Sellers**" shall have the meaning set forth in the preamble of this Agreement;

2.1.58 "**Sellers' Knowledge**" shall mean the actual knowledge of any of the Sellers' and the SPVs' directors and managers (*dirigenti*) in charge (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

2.1.59 "**SPV 1 Purchase Price**" shall mean set forth in Clause 4.1.1;

2.1.60 "**SPV 1 Quota**" shall mean the entire corporate capital of the SPV 1;

2.1.61 "**SPV 1 Quotaholder Loan Debt**" shall mean the debt arising out of the quotaholder loan made available by the SPV 1 to Risen Italy, which as at the Closing Date shall be is equal to Euro 25,000.00 in aggregate;

2.1.62 "**SPV 2 Purchase Price**" shall have the meaning set forth in Clause 4.1.2;

2.1.63 "**SPV 2 Quota**" shall mean the entire corporate capital of the SPV 2;

2.1.64 "**SPV 2 Quotaholder Loan Debt**" shall mean the debt arising out of the quotaholder loan made available by the SPV 2 to Risen Italy, which as at the Closing Date shall be equal to Euro 51,729.69 in aggregate;

2.1.65 "**SPV 3 Purchase Price**" shall have the meaning set forth in Clause 4.1.3;

2.1.66 "**SPV 3 Quota**" shall mean the entire corporate capital of the SPV 3;

2.1.67 "**SPV 3 Quotaholder Loan Receivables**" shall mean the receivables arising out of the quotaholder loan made available by Risen HK to the SPV 3, which as at the Closing Date shall be equal to Euro 1,353,156.51 in aggregate;

2.1.68 "**SPV 4 Purchase Price**" shall have the meaning set forth in Clause 4.1.4;

2.1.69 "**SPV 4 Quota**" shall mean the entire quota capital of the SPV 4;

2.1.70 "**SPV 4 Quotaholder Loan Receivables**" shall mean the receivables arising out of the quotaholder loan made available by Risen HK to the SPV 4, which as at the Closing Date shall be equal to Euro 501,000.00 in aggregate;

2.1.71 "**SPV 5 Purchase Price**" shall have the meaning set forth in Clause 4.1.5;

2.1.72 "**SPV 5 Quota**" shall mean the corporate quota capital of the SPV 5;

2.1.73 "**SPV 5 Quotaholder Loan Receivables**" shall mean the receivables arising out of the quotaholder loan made available by Risen HK to the SPV 5, which as at the Closing Date shall be equal to Euro 1,959,952.18 in aggregate;

2.1.74 "**SPVs**" shall have the meaning set forth in Recital (C);

2.1.75 "**Tariff**" means the incentive tariff (*tariffa incentivante*) granted by the GSE to the SPVs for each respective Plant in accordance with the applicable energy decree (*Conto Energia*);

2.1.76 "**Tax**" or "**Taxes**" shall mean any Italian state foreign or local tax, including (but not limited to) registration tax, cadastral tax, mortgage tax, stamp duties, corporate income tax ("IRES"), regional tax ("IRAP"), trade, wealth, value-added tax ("VAT"), sales, property or transfer tax, salary/wage tax, any other withholding tax, excise taxes, customs, duties, social security contributions or any other tax, ,

wherever and whenever imposed, in each case together with any interest, penalty, fine, addition to tax or other ancillary duties or any other such charges ;

2.1.77 **"Third Parties Claim"** shall have the meaning set forth in Clause 7.5.1;

2.1.78 **"Transaction"** shall have the meaning set forth in Clause 3;

2.1.79 **"Transfer Deed"** shall mean the notarial deed of transfer which shall be executed for the sole purposes of Article 2470 of the Italian civil code on the Closing Date in order to transfer the Quotas to the Purchaser.

2.2 ***Interpretative Rules***

Unless otherwise expressly provided for in this agreement, for purposes of this Agreement:

2.2.1 all terms used in the singular shall be deemed to include the plural, and *vice versa*, as the context may require;

2.2.2 the word "including" and any variation thereof shall mean "including without limitation" and shall not be construed to limit any general statement to the specific or similar items or matters following it;

2.2.3 the words "hereof", "herein", "hereto" and "hereunder" refer to this Agreement as a whole (including the Recitals and the Schedules), and not to any subdivision of this Agreement;

2.2.4 when calculating the period of days before which, by which, or following which any act is to be done or any step is to be taken pursuant to this Agreement, the day that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the relevant period shall end on the next following Business Day. Unless otherwise expressly provided for, any period of time expressed in months shall be calculated as provided for in Article 2963, paragraphs 4 and 5 of the Italian civil code;

2.2.5 references to "Clauses", "Recitals" and "Schedules" are to the clauses of and recitals and schedules to this Agreement;

2.2.6 the division of this Agreement into Clauses and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

2.2.7 the expression "as far as it is concerned" means in Italian "*ciascuno per quanto di propria competenza*";

2.2.8 the governing language of this Agreement is English. Except as otherwise required by the Applicable Laws and Regulations, all notices, correspondence, information and other documents required under this Agreement shall be in the English language. However, where in this Agreement an Italian term is given in italics or in italics in brackets after an English term and there is any inconsistency between the Italian and the English, the meaning of the Italian term shall prevail;

2.2.9 the obligation of a Party to cause any other Person (including a corporate body of any such Person) to undertake or to do something, or to procure that any other Person (including a corporate body of any such Person) undertake or do something, shall be construed as a "*promessa dell'obbligazione o del fatto del terzo*" for the purpose of Article 1381 of the Italian civil code.

2.2.10 The Sellers are bound severally (*responsabilità parziaria e non solidale*) in proportion, respectively, to quotas owned by them, and not jointly, hereunder.

2.2.11 AE will be jointly and severally liable (*solidalmente responsabile*) pursuant to art. 1292 an 1294 of the Italian civil code with the Purchaser in respect of the punctual and exact performance by the Purchaser of the duties and obligations arising under or in connection with this Agreement.

3. THE TRANSACTION

3.1 Pursuant to the terms and subject to the satisfaction of the Conditions to Closing of this Agreement, on the Closing Date the Sellers shall sell and procure the sale of the Quotas, the Commercial Receivables and the Quotaholder Loan Receivables, together with any interest accrued thereon, free and clear of any Encumbrance, to the Purchaser, and the Purchaser shall purchase the Quotas, the Commercial Receivables and the Quotaholder Loan Receivables, together with any interest accrued thereon and shall assume the Quotaholder Loan Debts, against the payment of the Aggregate Purchase Price (the "**Transaction**"), as provided under Clause 4.

3.2 The Parties acknowledge that if one or more Conditions to the Closing relating to one or more SPVs is not fulfilled, in absence of the waiver by the Parties to the unfulfilled Condition(s) to Closing (exclusively in accordance with the provisions of this Agreement), within 15 (fifteen) Business Days from the Long Stop Date, the Parties will nevertheless proceed with the Closing only with reference to the Quota/s and the relevant Commercial Receivables/Quotaholders' Loan/s in respect of which the Conditions to the Closing have been satisfied or waived in accordance with this Agreement. It remains understood that this Agreement shall not produce any effect in relation to the remaining Quota/s and the remaining Commercial Receivables/Quotaholders' Loan/s, without prejudice to following paragraph 5.3.

4. PURCHASE PRICES AND PAYMENT TERMS

4.1 Without prejudice to Clause 4.3.3, the amount to be paid by the Purchaser as consideration for the sale and purchase of the Quotas, the Commercial Receivables and the Quotaholder Loans Receivables and taking into account the assumption of the Quotaholder Loan Debts is equal to overall Euro 7,174,301.56 (the "**Aggregate Purchase Price**") allocated as follows:

4.1.1 as to Euro 1,550,893.22 for the transfer of the SPV 1 Quota, the Commercial Receivables relating to SPV 1 and the assumption of the SPV 1 Quotaholder Loan Debt, (the "**SPV 1 Purchase Price**");

4.1.2 as to Euro 1,344,350.88 for the transfer of the SPV 2 Quota, the Commercial Receivables relating to SPV 2 and the assumption of the SPV 2 Quotaholder Loan Debt (the "**SPV 2 Purchase Price**");

4.1.3 as to Euro 1,363,156.51 for the transfer of the SPV 3 Quota and the SPV 3 Quotaholder Loan Receivable (the "**SPV 3 Purchase Price**");

4.1.4 as to Euro 945,948.77 for the transfer of the SPV 4 Quota, the Commercial Receivables relating to SPV 4 and the SPV 4 Quotaholder Loan Receivables, (the "**SPV 4 Purchase Price**");

4.1.5 as to Euro 1,969,952.18 for the transfer of the SPV 5 Quota and the SPV 5 Quotaholder Loan Receivables (the "**SPV 5 Purchase Price**").

4.2 The Parties acknowledge that the Aggregate Purchase Price is a fixed amount and shall not be subject to any adjustment save for the adjustments provided under Clauses 4.3.3 and 4.4 (which

can be only upwards) and 4.5. The Purchaser hereby also waives its right to terminate this Agreement pursuant to Article 1467 of the Italian Civil Code.

4.3 ***Payment Terms***

4.3.1 The Aggregate Purchase Price shall be paid by the Purchaser to the Sellers (or its relevant Affiliates as far as the Commercial Receivables are concerned) by wire transfer in immediately available funds in accordance with this Clause 4.3 as follows:

4.3.1.1 the SPV 1 Purchase Price shall be allocated *(x)* as to an amount equal to Euro 10,000.00 as consideration for the purchase of the SPV 1 Quota and *(y)* as to Euro 1,540,893.22 for the purchase of the Commercial Receivables relating to the SPV 1, and shall be paid by the Purchaser according to the following terms:

(a) an amount equal to Euro 1,313,348.56 on the Closing Date;

(b) an amount equal to Euro 237,544.66 shall be deposited in the Escrow Account and released by the Escrow Agent to either Party, as the case may be, following completion of the procedure in Clause 4.5.4 and ff. with respect to Leakages;

4.3.1.2 the SPV 2 Purchase Price shall be allocated *(x)* as to an amount equal to Euro 10,000.00 as consideration for the purchase of the SPV 2 Quota and *(y)* as to Euro 1,334,350.88 for the purchase of the Commercial Receivables relating to the SPV 2, and shall be paid by the Purchaser according to the following terms:

(a) an amount equal to Euro 1,116,848.34 on the Closing Date;

(b) an amount equal to Euro 227,502.54 shall be deposited in the Escrow Account and released by the Escrow Agent to either Party, as the case may be, following completion of the procedure in Clause 4.5.4 and ff. with respect to Leakages;

4.3.1.3 the SPV 3 Purchase Price shall be allocated *(x)* as to an amount equal to Euro 10,000.00 as consideration for the purchase of the SPV 3 Quota and *(y)* as to Euro 1,353,156.51 for the purchase of SPV 3 Quotaholder Loan Receivables, and shall be paid by the Purchaser according to the following terms:

(a) an amount equal to Euro 1,134,998.68 on the Closing Date;

(b) an amount equal to Euro 228,157.83, shall be deposited in the Escrow Account and released by the Escrow Agent to either Party, as the case may be, following completion of the procedure in Clause 4.5.4 and ff. with respect to Leakages;

4.3.1.4 the SPV 4 Purchase Price shall be allocated *(x)* as to an amount equal to Euro 10,000.00 as consideration for the purchase of the SPV 4 Quota *(y)* as to Euro 501,000.00 for the purchase of SPV 4 Quotaholder Loan Receivables and *(z)* as to an amount equal to Euro 434,948.77 for the purchase of the Commercial Receivables related to SPV 4, and shall be paid by the Purchaser according to the following terms:

(a) an amount equal to Euro 738,651.33 on the Closing Date;

(b) an amount equal to Euro 207,297.44, shall be deposited in the Escrow Account and released by the Escrow Agent to either Party, as the case may be, following completion of the procedure in Clause 4.5.4 and ff. with respect to Leakages;

4.3.1.5 the SPV 5 Purchase Price shall be allocated *(x)* as to an amount equal to Euro 10,000.00 as consideration for the purchase of the SPV 5 Quota and *(y)* as to Euro 1,959,952.18 for the purchase of SPV 5 Quotaholder Loan Receivables, and shall be paid by the Purchaser according to the following terms:

(a) an amount equal to Euro 1,711,454.57 on the Closing Date;

(b) an amount equal to Euro 258,497.61 shall be deposited in the Escrow Account and released by the Escrow Agent to either Party, as the case may be, following completion of the procedure in Clause 4.5.4 and ff. with respect to Leakage;

4.3.2 For the purposes of this Clause 4.3 any sum to be paid by the Purchaser at Closing Date, amounting in the aggregate to Euro 6,015,301.48, shall be defined as Closing Payment for all the purposes of this Agreement.

4.3.3 Notwithstanding any provision contrary in this Agreement, during the Interim Period the Sellers shall be entitled and shall make their best effort to withdraw and collect from the SPVs all existing cash available. It being understood that (i) any amount so collected by the Sellers will be deducted from the Aggregate Purchase Price and (ii) the amount of any cash available not collected by the Sellers during the Interim Period and still existing with the SPVs as of the Closing Date shall be paid by the Purchaser to the Sellers within 60 days of Closing. The payment of such amounts shall be secured through a security mechanism to be agreed by the Parties.

4.3.4 The Parties further acknowledge and agree that the calculation of the amounts indicated in **Schedule 4.3.3** (**"Purchase Price Pending Items"**) is still under discussion between the Parties. The Parties hereby undertake to define and agree upon the calculation of any Purchase Price Pending Items not later than 5 (five) Business Days prior to Closing. It being understood that the Aggregate Purchase Price will be increased by any Purchase Price Pending Item so calculated and agreed upon by the Parties and that any such Purchase Price Pending Item will be included among the Deferred Payments and paid accordingly.

4.4 ***Pending Litigation***

4.4.1 In the event that the pending litigation related to SPV 1 indicated in **Schedule 4.4.1** is concluded within 31 December 2022 by means of a definitive and not challengeable decision to the effect that the original Tariff will be reinstated in full or in part to the Plant 1, the Purchaser shall pay to Risen Italy, as additional deferred consideration to the Aggregate Purchase Price, an amount corresponding to the balance between the Tariff that Plant 1 is benefiting from as of Date of Execution and such increased Tariff, *pro-rata* for the period up to the Reference Date.

4.4.2 Such balance shall be paid by the Purchaser to Risen Italy within 15 (fifteen) calendar days from the date on which the increased Tariff has been paid to the SPV 1 in furtherance of the decision indicated under Clause 4.4.1 above.

4.5 ***Locked Box***

4.5.1 The Purchaser shall be entitled to all the economic benefits attached to the Quotas, free and clear of any Encumbrance, as from the day after the Reference Date. It being understood that all the economic benefits attached to the Quotas for the period preceding the Reference Date shall inure to the benefit of the Sellers including for all the purposes of clause 4.4.

4.5.2 The Aggregate Purchase Price shall be reduced, on a Euro per Euro basis, by an amount equal to 100% of the amount of any Leakage incurred or made by any SPV (except for the Permitted Leakages).

4.5.3 Without prejudice to the Permitted Leakages (if any), for the purposes of the foregoing, the Sellers shall promptly, and in any case within 5 Business Days prior to the Closing Date, notify the Purchaser the existence of any Leakage.

4.5.4 Without any prejudice to any representation and warranty in Clause 6 and the related Purchaser's indemnification rights, should the Purchaser detect - under penalty of forfeiture (*decadenza*) - within 60 days after the Closing Date the existence of any Leakage which has not been notified to the Purchaser pursuant to Clause 4.5.3, it shall so notify the Sellers and provide them with all reasonable details thereof (the "**Purchaser's Notice**"), provided that the Sellers shall, promptly after Closing, provide the Purchaser or any other Person the Purchaser may indicate for the aforementioned purposes, with all the documents and support necessary for the aforementioned purposes.

4.5.5 Within 10 Business Days of receipt by the Sellers of the Purchaser's Notice, the Sellers shall give written notice to the Purchaser informing the latter whether they intend to accept or challenge the Purchaser's Notice, setting forth in reasonable detail the reasons thereof.

4.5.6 Should (i) the Sellers fail to give the notice under Clause 4.5.5 within the term under Clause 4.5.5 above, or (ii) the Sellers expressly accept the Purchaser's Notice, then the amounts indicated under the Purchaser's Notice shall be deemed finally accepted and recognized by the Sellers as due payable to the Purchaser. If the Purchaser's Notice is accepted, the amount requested thereunder shall be released from the Escrow Account in favour of the Purchaser within a period of 10 Business Days, on Euro per Euro basis, from the (express or implied) acceptance of the claim while any remaining amount deposited on the Escrow Account shall be released in favour of the Sellers.

4.5.7 In the event the claim under the Purchaser's Notice is disputed, in whole or in part, by the Sellers as per Clause 4.5.5 above, the Parties shall meet in order to jointly verify the amount of the relevant Leakage and settle and compromise the dispute amicably. If the Parties are unable to reach an agreement within 30 Business Days from the date of receipt by the Purchaser of the dispute of the claim by the Sellers, either Party shall have the right to instruct the Independent Auditor to verify the existence and the amount of any relevant Leakage.

4.5.8 The Independent Auditor shall take into account the arguments and positions of both Parties and complete its review within 30 Business Days of the confirmation of its mandate acting as a contractual expert (*perito contrattuale*) and it shall communicate to the Sellers and the Purchaser the existence and the amount of any Leakage. The Independent Auditor's assessment will be final and binding upon the Parties save for fraud or manifest error. The costs for the services rendered by the

Independent Auditor will be paid by the Party whose claimed Leakages' amount is farthest in value (irrespective of whether such difference is positive or negative) from the decision of the Independent Auditor.

4.5.9 If the Independent Auditor determines the existence of any Leakage, the relevant amount shall be released from the Escrow Account in favour of the Purchaser within 10 Business Days of the Independent Auditor's determination while any remaining amount deposited on the Escrow Account shall be released in favour of the Sellers.

5. CLOSING

5.1 *General*

5.1.1 Subject to satisfaction (or waiver to the extent provided herein) of the Conditions to the Closing, the Parties agree that the Portfolio shall be transferred to the Purchaser through the sale and purchase of the Quotas, the Commercial Receivables and the Quotaholder Loan Receivables at Closing, against the payment in favour of the Sellers of the Aggregate Purchase Price.

5.2 *Interim Period*

5.2.1 The Sellers shall procure that, during the period between the Date of Execution until the Closing Date (included) (the "**Interim Period**"), the SPVs exercise their business in the ordinary and usual course and in accordance with the best standards of due diligence, care and efficiency, and take all necessary steps to manage and exploit the Plants in full compliance with the Applicable Laws and Regulations and the Permits.

5.2.2 Save as otherwise permitted hereunder from the Date of Execution to the Closing Date, the Sellers shall procure that each SPV does not (and does not commit to):

(a) create, assume, any long-term debt for money borrowed and grant any guarantee of, or indemnity to secure, obligations of any Person;

(b) hire any employee or personnel, not even on a temporary basis;

(c) incur or make any Leakage, other than the Permitted Leakages;

(d) purchase, sell, transfer, encumber, lease (as lessor or lessee) license (as licensor or licensee) or otherwise acquire or dispose of any tangible or intangible assets;

(e) dispose of or transfer, or agree to dispose of or agree to transfer any business or part of any business;

(f) initiate, settle or waive any litigation, arbitration, prosecution or other legal proceedings;

(g) resolve upon, or anyhow implement any distribution of profits including by way of payment of any dividends or reserves, whether in cash or otherwise;

(h) terminate or amend (including through any waiver or by course of dealing) any of the Project Contracts;

(i) change their accounting methods, principles, practices or policies; or

(j) alter its memorandum or articles of association.

5.2.3 Nothing in this Clause 5.5 shall prevent the Sellers or the SPVs from:

(a) complying with any Applicable Law and Regulations and with any order or resolution issued by any authority;

(b) complying with any obligations provided for under any agreement to which any of the SPVs is a party and included in the Data Room Documents, or taking actions reasonably required to comply with such obligations;

(c) undertaking any Permitted Leakage.

5.2.4 The Parties acknowledge and agree that during the during the period between the Date of Execution until the Closing Date (included), the Sellers may update the Schedules to this Agreement in order to consider all facts, events and circumstances (if any) occurred between the Execution Date and the reference date of the relevant updated Schedule provided that any such update shall not materially negatively affect the financial conditions of the SPVs and its assets. Such updated schedules shall be delivered by the Sellers to the Purchaser by and no later than the 5th Business Day prior to Closing.

5.3 ***Conditions to the Closing***

5.3.1 The Parties' respective obligations to proceed with the Closing shall be conditional upon each of the following conditions precedent (*condizioni sospensive*) being satisfied by the Long Stop Closing Date (the "**Conditions to the Closing**"):

(a) The Sellers shall have provided to the Purchaser the documents listed in **Schedule 5.3.1(a)** and no material issues have arisen therefrom; and

(b) with respect to Plant 3bis, the Sellers shall have carried out the mitigation works (*opere di mitigazione*) provided by the SIP (*studio impatto paesaggistico*).

5.3.2 The Conditions to the Closing are provided for the benefit of the Purchaser only and therefore can be waived only by it.

5.3.3 The Parties shall each use their best efforts and cooperate to make sure that each Condition to the Closing is satisfied as soon as possible and in any case, within the Long Stop Closing Date. Any cost associated with the fulfilment of the Conditions to the Closing shall be borne entirely by the Sellers.

5.3.4 In the event that any of the Conditions to the Closing have not been satisfied (or waived in writing in accordance with this Agreement) on or before the Long Stop Closing Date or the different date which may be agreed by the Parties and to the extent the provisions of Clause 3.2 do not apply, each Party shall be released from its obligation to proceed with the Closing and from any obligation and liability under this Agreement, except for the provisions under Clauses 1, 2, 10, 11, 12.3 and 13 which shall survive termination hereof.

5.4 ***Date and Place of the Closing***

5.4.1 The Closing shall be held, on the date agreed upon by the Purchaser and the Sellers – which shall in any case fall between the 5th and the 10th Business Day after all the Conditions to the Closing being satisfied (or waived in accordance with this Agreement) – before an Italian notary public designated by the Purchaser.

5.5 ***Deliveries at Closing***

5.5.1 On the Closing Date, the Parties, as far as each Party is concerned, shall perform the following actions which, regardless of their time sequence, shall be deemed to occur simultaneously and to constitute one single transaction:

(a) each Seller and the Purchaser shall execute the Transfer Deed for the purposes of transferring the Quotas to the Purchaser; the Parties acknowledge and agree that the Deed of Transfer will be entered into for the transfer of the Quotas only and shall not novate in any respect the provisions hereunder nor prevail thereon, it being agreed that any rights and obligations of the Parties relating to the sale and purchase of the Quotas shall only be governed by this Agreement;

(b) each Seller, its relevant Affiliates and the Purchaser shall enter into an agreement, and the Sellers shall cause their relevant Affiliates and the relevant SPVs to enter into such agreement (in the form attached hereto as **Schedule 5.5.1(b)**) for the assignment of the Commercial Receivables and the Quotaholder Loans Receivables in favour of the Purchaser without recourse (*pro soluto*);

(c) the Purchaser shall pay the Closing Payments pursuant to Clause 4.3, onto the bank accounts that will be indicated by the Sellers no later than 3 Business Days before Closing;

(d) the Sellers shall procure that the relevant directors of each SPV resign (and confirm in their written resignations that they have no claim whatsoever towards the relevant SPV, and they shall waive any such claim, if any) through the execution of the resignation letters drafted as attached hereto as **Schedule 5.5.1(d)**;

(e) the Sellers shall finally waive in writing (and procure that their relevant Affiliates waive) a portion of the Commercial Receivables respectively equal to Euro 300,000 as to SPV 1 and to Euro 330,821.86 as to SPV 2;

(f) the Sellers shall cause, in relation to each of the relevant SPVs, a quotaholders' meeting to be validly held to resolve upon (i) the acceptance of the resignation of the previous relevant director(s), (ii) the ratification of the activity carried out by them up to the Closing Date and their full release and indemnification from liabilities related to their office other than in case of fraud or wilful misconduct (*dolo o colpa grave*), in accordance with the form attached hereto as **Schedule 5.5.1(f)**, (iii) the transfer of the registered offices of the SPVs to the place(s) designated by the Purchaser, (iv) the appointment of the new directors or sole director, as the case may be, to be designated by the Purchaser, and (as far as SPV 1 and SPV 2 are concerned) (v) the conversion into net worth of the respective portions of Commercial Receivables waived pursuant to item (e) above;

(g) each Seller shall deliver to the Purchaser the relevant SPVs' corporate and accounting books, as well as all the original documentation related to such SPVs and the relevant Plants (including the Permits);

(h) the Parties shall enter into the Escrow Agreement with the Escrow Agent;

(i) the Purchaser shall deposit the Escrow Amount in the Escrow Account;

(j) the Sellers shall deliver to the Purchaser the Schedules intentionally omitted by the Parties as of the Date of Execution, namely Schedule 6.5.3 (*Activities during the interim period*), Schedule 6.8.11 (*Circumstances affecting the Tariff and/or pending or threatened in writing investigation by the GSE which may lead to the suspension or revocation of any of the Tariff*) and Schedule 6.13.1 (*Pending or threatened litigations*);

(k) the Parties shall execute and deliver (and each Seller shall procure that each of the relevant SPVs executes and delivers) such other instruments as may be necessary under the Applicable Laws and Regulations to duly implement the Transaction.

5.5.2 The Parties mutually acknowledge and agree that the actions and transactions constituting the Closing pursuant to Clause 5.5.1 shall be regarded as one single transaction, so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions referred above shall have been properly taken or performed. This shall be without prejudice to the right of the non-defaulting Party to take any action in respect of the non-performance by the defaulting Party.

5.5.3 No document executed or activity carried out on the Closing Date shall have the effect of amending, superseding, affecting or novating any provision of this Agreement, which shall survive and continue to be binding upon the Parties in accordance with their terms.

6. REPRESENTATIONS AND WARRANTIES BY THE SELLERS

6.1 *General*

6.1.1 The Sellers' representations and warranties set forth in this Clause 6 are true, correct and accurate as of the Date of Execution and shall be true, correct, and accurate as of the Closing Date, except for those representations and warranties made as of a specific date and for a specific period, which shall be true and correct as of such specified date or for the specified period.

6.1.2 Without prejudice to Clause 7.6, the Parties acknowledge and agree that the representation and warranties and the indemnification obligation undertaken by the Sellers are autonomous warranties and indemnification obligations of the Sellers and, accordingly, (i) the provisions of Articles 1490 through 1495 and 1497 of the Italian civil code shall not apply thereto and (ii) indemnifications payable by the Sellers shall be due irrespective of whether the Sellers will be found to be or have been in bad faith or negligent.

6.1.3 The Sellers' representations and warranties set forth in this Clause 6 are the sole and exclusive representations and warranties given to the Purchaser and, except for the Sellers' representations and warranties set forth in this Clause 6, no other representations and warranties (whether expressed or implied and whether provided by any applicable law or otherwise) are given by the Sellers directly or indirectly in relation to the Quotas, the SPVs, the Plants, their assets, liabilities and businesses and, more in general, to any other matter relating to the actions and transactions contemplated under this Agreement.

6.2 *Incorporation, good standing, authority of the Sellers*

6.2.1 Risen Italy is a company duly incorporated and organized, validly existing and in good standing under the laws of Germany.

6.2.2 Risen HK is a company duly incorporated and organized, validly existing and in good standing under the laws of Hong Kong.

6.2.3 The Sellers and any of their signatories hereunder have full legal right, power, capacity and the authority to enter into this Agreement and the other documents to be executed pursuant to this Agreement and to perform and consummate the Transaction and to fulfil all obligations and duties contemplated herein.

6.2.4 The Sellers (i) are not under dissolution (*liquidazione*), nor have they passed any resolution for their voluntary winding up (*scioglimento*), and (ii) are not insolvent or subject to any bankruptcy or insolvency proceeding nor have they ever filed any application for admittance to any bankruptcy or insolvency procedure or similar proceedings. The execution of this Agreement and the consummation of the Transaction will not result in any such winding-up, liquidation, bankruptcy or insolvency procedure.

6.2.5 The performance of this Agreement and of the Transaction in general provided for hereunder does not (i) violate the Sellers' respective by-laws or their other constitutional document, nor (ii) constitute a breach by the Sellers of any contract or other commitment undertaken by the Sellers, nor (iii) will result in the creation or imposition of any Encumbrance on any of the Quotas and the Quotaholder Loan Receivables.

6.3 ***SPVs Corporate Capital, Quotas and Quotaholder Loans Receivables***

6.3.1 The Quotas represent 100% of the corporate capital of the SPVs. The entire corporate capital of the SPVs is fully subscribed, entirely paid in and owned entirely by the Sellers, as far as each Seller is concerned, as sole and exclusive registered owners, with good and valid title thereto. The Quotas and the Quotaholder Loan Receivables are free and clear of any Encumbrance, and are freely transferrable to the Purchaser in accordance with the terms of this Agreement with all rights and entitlements relating thereto, including the right to receive dividends and other distributions payable at any time after the Reference Date.

6.3.2 No Person (other than the Sellers) has any right whatsoever to participate directly or indirectly in the assets or profits of the SPVs. There are no resolutions authorising any capital increase of the SPVs or any amendment of the by-laws of such SPVs.

6.3.3 Following completion of the activities due by the Parties on the Closing Date, the Purchaser will acquire full, valid and uncontested title to, and become the sole, legitimate, exclusive and registered owner of the Quotas, free and clear of any Encumbrance.

6.3.4 All the filings, application and fulfilments in order to avoid the unlimited liability pursuant to Article 2462 of the Italian civil code have been performed.

6.3.5 The consideration for the acquisition of the Plants, the Permits and SPVs from all the relevant predecessors in title, regardless of the technicalities pursuant to which the relevant acquisition took place has been paid in full.

6.4 ***Organization and Compliance with the Applicable Laws and Regulations***

6.4.1 The SPVs are limited liability companies (*società a responsabilità limitata*), duly incorporated and organized and validly existing and in good standing under Italian law.

6.4.2 The SPVs comply with each of their respective by-laws and any other constitutional documents and none of the activities, agreements, commitments, obligations or rights of the SPVs are in breach of their by-laws.

6.4.3 The SPVs are managed in the ordinary course of business, in compliance with the obligations undertaken by them and in compliance with all Applicable Laws and Regulations in all material respect.

6.4.4 The SPVs, their management and any Person who has acted in the name and/or on behalf of the Sellers, have not performed acts or facts which constitute a violation (*illecito*) or crime (*reato*) contemplated under Legislative Decree no. 231/2001 and which affects the Plants, the SPVs and/or the Purchaser.

6.4.5 The SPVs, their management and any Person who has acted in the name and/or on behalf of the Sellers has not been investigated and/or has received any claim with reference to the perpetration of a violation (*illecito*) or crime (*reato*) contemplated under Legislative Decree no. 231/2001 and which affects the Plants, the SPVs and/or the Purchaser.

6.5 ***Accounting and Corporate Books***

6.5.1 The Reference Financial Statements have been prepared in accordance with the Accounting Principles and the Applicable Laws and Regulations using bases, practices, methods and estimation techniques consistent with those used in the preceding 3 accounting periods. The Reference Financial Statements give a true and fair view (*rappresentazione veritiera e corretta*) of the assets, obligations, liabilities (actual and contingent), debt of any nature, as well as the economic and financial condition of the relevant SPV as at the relevant reference date.

6.5.2 The SPVs' accounting records and mandatory books have been kept in compliance with the Accounting Principles and the Applicable Laws and Regulations.

6.5.3 In the period between the Reference Date and the Date of Execution, (i) the business of the SPVs has been conducted in accordance with the principles and obligations set out in Clause 5.2.1, and (ii) none of the SPVs has taken or carried out any action or transaction contemplated in Clause 5.2.2 save as set out in **Schedule 6.5.3**.

6.5.4 As of the Closing Date, the SPVs will have no liability whatsoever (whether actual or contingent, required or not to be reflected in the financial statements or in the notes thereto) other than (i) those set out in the Reference Financial Statements and not theretofore discharged through the Permitted Leakages and (ii) those incurred as Permitted Leakages.

6.6 ***Real Estate***

6.6.1 The SPVs hold valid, duly registered, definitive, enforceable and undisputed titles over the relevant Real Estate, as resulting from the relevant Real Estate Contracts, to build and operate the Plants. With regard to the connection infrastructures, the SPVs have all valid and enforceable title over the portion owned by the relevant SPVs and have validly transferred the ownership, the relevant Permits to the extent

it is necessary, and the related Real Estate right to the Grid Operator of the portion regarding the so called "*impianto di rete*".

6.6.2 The Real Estate is not affected by any Encumbrances. Save as provided for in the Real Estate Contracts, neither the Sellers nor the SPVs have entered into any agreement (final, preliminary or otherwise) for the disposal of the Real Estate, or any portion thereof, or for the setting up of any kind of Encumbrance.

6.6.3 To the Sellers' Knowledge there are no environmental constraints pursuant to the Applicable Laws and Regulations which are of prejudice to the construction and operation of the Plants over the Real Estate where the Plants have been constructed.

6.6.4 The Real Estate Contracts have been duly and timely registered with the competent tax office (*registrati*) and recorded (*trascritti*) with the competent Land Registry (*Conservatoria dei Registri Immobiliari*).

6.7 ***Contracts***

6.7.1 All contracts, understandings, agreements, arrangements, commitments of any nature to which any of the SPVs is a party are listed in **Schedule 2.1.44** (each a "**Project Contract**" and, collectively, the "**Project Contracts**").

6.7.2 The Sellers and the SPVs have not entered into any contract that it is not at arm's length.

6.7.3 The Project Contracts are in full force and effect and no party to any Project Contract has given written notice of termination or indicated in writing that it will give notice of termination, and to the Sellers' Knowledge no circumstances exist which give any party to a Project Contract the right to terminate or modify such Project Contract. All payment or other obligations contained in the Project Contracts have been fully and timely discharged by the SPVs.

6.8 ***Plants, Permits and Tariff***

6.8.1 Except as fairly disclosed in the Data Room Documents, the Plants have been built, connected to the grid and are being operated in compliance with the relevant designs as authorized by the competent public entities and authorities, with the Applicable Laws and Regulations as well as with the Permits.

6.8.2 There are no further plants joint or close to the Plants, whose nominal capacity, cumulated with the nominal power of the Plants, could affect in any manner the validity and effectiveness of any of the Permits and/or trigger the need to carry out the environmental impact assessment procedure.

6.8.3 The SPVs are the sole legal beneficiaries of the relevant Permits and the Permits are fully valid, effective and enforceable.

6.8.4 The Permits have been duly and timely obtained by each of the SPVs (or have validly been transferred to the SPVs) and any and all obligations relating to the existence, validity and effectiveness of the Permits, and any legal, economical and/or technical prescriptions contained therein, has been fully and timely complied with, and to the Sellers' Knowledge there is no ground for revocation, suspension or annulment thereof.

6.8.5 The execution of this Agreement and/or the consummation of the Transaction will not trigger the termination, suspension, annulment or withdrawal of any of the Permits.

6.8.6 Any variations between the Plants-as-built and the Plants-as-designed (*progetto esecutivo and progetto definitivo*) have been notified to, and authorized by, the competent authorities in compliance with the Applicable Laws and Regulations.

6.8.7 All Plants' components and/or parts that have been replaced comply with the original Permits and are in good operating order reasonable tear and wear. The replacements of inverters, modules and other component for each Plant, if any made, have been duly communicated to the GSE.

6.8.8 All components' warranties (including all inverter and modules warranties) for all the Plants are valid and in force. All main components have been installed and managed in compliance with technical specification of the components provider.

6.8.9 There are no payment obligations (including as a result of act, facts, circumstances or event occurred prior to the Closing Date) owed to or claimed in writing by the competent public entities for the construction and operation of the Plants.

6.8.10 The SPVs have properly performed any action and properly filed all the relevant documents necessary for the obtainment and maintaining of the relevant Tariff (in respect of the whole relevant Plants' nominal peak power) as attributed to them pursuant to the energy decree (*Conto Energia*) as applicable in relation to each Plant. The Plants are legally and technically suitable for the maintaining of the relevant Tariff by the SPVs in accordance with the Applicable Laws and Regulations and the Permits.

6.8.11 None of the information or documentation delivered to the GSE for the purposes of being awarded with the Tariff is untrue, inaccurate or incomplete and the information and/or documentation provided to the GSE complies with GSE requirements for projects of the same type as the Plants. Except as indicated in **Schedule 6.8.11**, to the Sellers' Knowledge there are no circumstances based on which the granting of the Tariff may be revoked, suspended, reduced or otherwise affected and there is no pending or threatened in writing investigation by the GSE which may lead to the suspension or revocation of any of the Tariff. To the Sellers' Knowledge the GSE has been regularly paying the Tariff to the SPVs in relation to each relevant Plant.

6.8.12 Except as fairly disclosed in the Data Room Documents, in respect of all Plants, the agreements (*convenzioni*) for the Tariff award and the off-take regime agreements (*RID*) for the sale of energy have all been entered into by each relevant SPV with the GSE. To the Sellers' Knowledge there are no circumstances based on which such rights may be legitimately revoked or otherwise affected.

6.9 ***Environment***

6.9.1 Each SPV complies with, and the business, operations, assets, equipment (including the relevant Plant), the Real Estate are in compliance with, the provisions of the Applicable Laws and Regulations regarding environmental and health and safety in all material respect. Each SPV has been granted with all the Permits required under any Applicable Laws and Regulations regarding environmental and health and safety matters.

6.9.2 No SPV has received any written notice of violation(s) of any Applicable Laws and Regulations regarding environmental, health or safety matters.

6.9.3 No SPV has received any written notice, of any event, which, due to issues connected to any non-compliance with Applicable Laws and Regulations regarding environmental and health and safety, will (i) give rise to the revocation, termination or invalidity of the Permits, or (ii) otherwise prevent, adversely affect, restrict or interfere with the normal operation of the business of any such SPV.

6.10 ***Tax compliance***

6.10.1 The SPVs:

(a) have duly and timely paid every Tax due before the Closing Date;

(b) have duly and timely filed with the competent tax authorities all Tax returns, declarations and social security statements within the required terms and on a proper basis in compliance with the Applicable Laws and Regulations in respect to Taxes. The Tax returns were correct and complete in all respects and adequately reflect the Tax liabilities of the SPVs, at the time of the filing for the relevant period covered thereby;

(c) have never been resident for Tax purposes in any jurisdiction other than Italy;

(d) are entitled to all Tax shown in their Tax returns and no such Tax returns is the subject of any dispute with any Tax authority.

6.10.2 No Tax claims or investigation are pending or threatened against the SPVs and no notice of any such claim or investigation has been received by the SPVs except as set out in **Schedule 6.10.2**.

6.11 ***Employment***

6.11.1 The SPVs have no employees, are not bound to hire any person and no third parties have rendered services to the SPVs which, according to how they were provided or due to agreements with the SPVs, entitle them to validly claim the acknowledgement of the status of employee. To the Sellers' Knowledge there are no Persons who are entitled, under any Applicable Law and Regulation or collective bargaining agreement to be recognised as being or as having been an employee of the SPVs or to validly bring any claim vis-à-vis the SPVs based on any labour or cooperation relationship which may be qualified as *rapporti di lavoro autonomo, rapporti di lavoro parasubordinato, collaborazioni autonome e continuative, collaborazioni a progetto or agenzia*, including for remuneration of services or payment of social security contributions, in connection with any performance and/or services rendered by such individual, directly or indirectly, to the benefit of the SPVs. No subcontractor appointed by any of the SPVs' contractors can bring any legitimate claim towards any SPV.

6.11.2 There is no litigation pending or threatened in writing by any Person concerning employment and/or the right to be qualified, reinstated, or anyhow treated as employee on the payroll of any SPV.

6.11.3 Each SPV complies in all material respect with the rules set forth in Legislative Decree No. 81 dated 9 April 2008, as further amended, regarding the safety of the working places.

6.12 ***Powers of Attorney, no broker***

6.12.1 As of the Closing Date, each SPV has not appointed, and granted the relevant powers to, any attorneys-in-facts or other Person (other than the SPVs' directors) having the powers to act in the name and on behalf of the relevant SPV.

6.12.2 All negotiations relating to the Transaction have been carried out without the intervention of any Person carrying out activities on behalf of the Sellers that may ground any claim in connection with intermediation activities or payment of intermediation commissions, remunerations or any other similar fee against any of the SPVs or the Purchaser.

6.13 ***Litigation and claims***

6.13.1 Except as indicated in **Schedule 6.13.1**, there are no pending and/or threatened-in-writing proceedings of civil, criminal, civil, administrative, labour, Tax or any other nature before any arbitration panel, tribunal or other judicial, regulatory or administrative authority in which any of the SPVs or the Sellers is a party, whether as plaintiff or defendant or otherwise and to the Sellers' Knowledge there are no facts or circumstance which may give rise to any such proceedings.

6.13.2 No written notice of any expropriation, revocation, termination, invalidity, non-renewal, annulment or other expiry or forfeiture of any of the Real Estate contracts has been received by the SPVs, nor to the Sellers' Knowledge there are any facts, acts, omissions, events or circumstances which may validly ground any such revocation, termination, invalidity, non-renewal, annulment or other expiry or forfeiture of any of the rights granted under the Real Estate Rights nor which adversely affects the use or enjoyment (*godimento*) of such rights by the SPVs.

6.13.3 There are no challenges or objections to the Permits before any governmental, administrative or judicial authority under the Applicable Laws and Regulations neither notice of termination, revocation, invalidity, expiry, forfeiture, non-renewal, annulment or suspension which are pending, have been notified or however communicated in writing to the SPVs and/or the Sellers.

6.13.4 There are no judgments, rulings or orders against the SPVs or any of their Plants, Real Estate, Permits and/or Project Contracts, which the SPVs have not complied with or fulfilled and there is and there has been no delay by the SPVs in the completion of any obligation ensuing from such judgements, rulings or orders.

6.13.5 None of the former or current directors of the SPVs has any residual claim of any kind whatsoever in respect of the activities carried out. No judicial, extra-judicial, administrative and arbitration proceedings have been brought or threatened against the SPVs by any director.

6.14 ***Intra-group debts and other arrangements***

6.14.1 There are:

(a) except for the Quotaholder Loan Receivables, the EPC Liabilities and save as indicated in the Reference Financial Statements, no amounts outstanding or obligations due by and between the SPVs, the Sellers and/or their Affiliates and/or any other Person related to the SPVs and/or the Sellers;

(b) no contract, guarantee, agreement, understanding or commitment by and between any of the SPVs, the Sellers and/or their Affiliates and/or any other Person related to the SPVs and/or the Sellers;

(c) all intra group transactions have been carried out by the SPVs at arm's length and in compliance with any applicable transfer pricing rules.

6.15 ***Accuracy of information and documentation provided***

6.15.1 The Data Room Documents are complete, accurate and not misleading in all material respects.

6.15.2 To the Sellers' Knowledge there are no facts or circumstances which have not been disclosed in writing to the Purchaser and its Representatives and which adversely affect the SPVs and/or any of the Plants.

7. INDEMNIFICATION OBLIGATIONS OF THE SELLERS

7.1 ***Sellers' liability – indemnifiable Damages***

On the terms and subject to the exclusions and limitations under this Agreement, the Sellers agree to indemnify and hold harmless the Purchaser or the relevant SPVs, at the Purchaser's sole discretion, from and against any Damage actually (and not potentially) suffered by the Purchaser or any such SPVs in connection with any event, fact or circumstance occurred on or before Closing Date rendering any representation and warranty contained in Clause 6 (in whole or in part) untrue, incomplete, incorrect, inaccurate or misleading.

7.2 ***Exclusions and restrictions***

7.2.1 The Sellers shall not be liable under Clause 7.1 unless a Notice of Claim is given to it:

(a) on or before 12 months after the Closing Date, if a Damage arises from any of the representations and warranties provided under Clause 6, other than those referred to in the following paragraph (b);

(b) on or before 30 Business Days after the date of the expiry, for statutory limitation, of the rights or prerogatives which the relevant third parties could assert against the Purchaser or the relevant SPV, if a Damage arises from any of the representations and warranties set forth in Clauses 6.10 (*Tax*) or 6.11 (*Employment*).

it being such terms agree under forfeiture of the right (*a pena di decadenza*), provided however that the Sellers' indemnification obligations shall remain valid, also after the expiration of the terms set out above, in case before the expiration thereof the Purchaser has sent to the Sellers a Notice of Claim.

7.2.2 Except in cases of wilful misconduct (*dolo*) or gross negligence (*colpa grave*), in no event shall the cumulative amount payable hereunder by the Sellers exceed the aggregate amount of Euro 1,434,800.312 (one million, four hundred thirty-four thousand, eight hundred and three hundred twelve thousandths) corresponding to 20% of the Aggregate Purchase Price (the "**Cap**").

7.2.3 The Seller shall not be liable under this Clause 7:

(a) *de minimis* threshold: unless the amount of the indemnity payable in connection with a Damage or single claim (or series of related claims) exceeds Euro 10,000 (ten thousand/00); and

(b) *basket*: unless the aggregate amount of all the indemnities payable in connection with a Damage exceeds Euro 50,000 (fifty thousand/00) (in which case the Purchaser and/or the SPV shall be entitled to claim only the exceeding amount).

7.2.4 The Sellers shall not be liable under this Clause 7 in the event, and to the extent, that any Damage or cost to be indemnified by the Sellers under Clause 7 is actually indemnified pursuant to any insurances policy (and the relevant indemnification is actually paid).

7.2.5 The Sellers shall not be obliged to pay any indemnification amount under this Clause 7 according to Clause 7.6 and until the relevant Damage becomes actual, unchallengeable and final or has become the subject matter of an enforceable obligation to pay, or an interim measure binding on the SPV (e.g. including by way of a judgment "*provvisoriamente esecutivo*", whether through "*sentenza*", "*ordinanza*" or "*decreto*" or otherwise, and including for the avoidance of doubt any preventive remedy ("*provvedimento cautelare*"), or a settlement agreement entered into in accordance with Clause 7.5.4 hereunder.

7.2.6 The Sellers shall not be liable under this Agreement in respect of any Damage:

(a) to the extent the Damages are deductible by any of the SPVs and/or Purchaser for income tax purposes in the current or in any subsequent fiscal year;

(b) to the extent that specific provision or reserve was made or reflected in the Reference Financial Statements;

(c) to the extent that they would not have arisen or been increased but for an omission or a voluntary act or transaction carried out by the Purchaser or its Affiliate, on or before Closing Date;

(d) arisen for any omission, act, activity, transaction or arrangement carried out by the Sellers and/or the SPVs before, at, or after Closing with the written consent of the Purchaser;

(e) to the extent that they arise or are increased as a result of any breach of an agreement by the Purchaser or any of its Affiliates after the Closing Date;

(f) to the extent that it arises or is increased as a result of a change in Applicable Laws and Regulations occurred after Reference Date;

(g) to the extent the circumstances events or facts from which they arise are fairly disclosed in either this Agreement or the Data Room Documents.

7.2.7 In no event there shall be a duplication of indemnification with respect to any of the of representations and warranties contained in Clause 6 (in whole or in part) under this Agreement being untrue, incomplete, incorrect, inaccurate or misleading.

7.3 ***Exclusive Remedy***

7.3.1 Subject to Closing having occurred, the Purchaser's right to obtain indemnification pursuant to Clause 7.1 shall exclude (and, to the maximum extent permitted under Applicable Laws and Regulations, the Purchaser hereby waives) any other right, action, remedy, defense, exception, claim or means of protection available to the Purchaser under any statute or legal principle in relation to the Seller's breach of any of the representations and warranties set forth in Clause 6.

7.4 ***Handling of claims***

7.4.1 If the Purchaser intends to seek indemnification from the Sellers pursuant to Clause 7.1, the Purchaser shall provide the Sellers with a written notice detailing any fact which may result in the Purchaser's and/or any of the SPVs' suffering a Damage (the "**Notice of Claim**"), setting forth (i) the claim which the Purchaser intends to make (the "**Claim**"), (ii) the specific representation or warranty of the Sellers set forth in this Agreement that the Purchaser alleges to be breached, and (iii) all related available information. The Notice of Claim shall be sent to the Sellers within 15 (fifteen) Business Days from the occurrence of the event subject matter of the Claim or (if later) from the discovery of it by the Purchaser, as the case may be, unless the circumstances require otherwise in order to allow the Sellers to exercise its right under this Agreement.

7.4.2 Failure by the Sellers to reject a Claim or to reply in writing to a Notice of Claim within 30 Business Days of receipt thereof shall be deemed as acceptance by the Sellers of the Claim set forth in the relevant Notice of Claim, and the Sellers shall pay to the Purchaser the relevant amount within the following 5 Business Days.

7.4.3 In case the Sellers - within the 30-Business Days period set forth above, reject a Claim provided by a Notice of Claim, the Sellers and the Purchaser shall attempt to resolve any differences that they may have with respect to the matters constituting the subject matter of such Notice of Claim during a period of 30 Business Days starting from the date of rejection. If, by the end of such period, the Sellers and the Purchaser have failed to reach an agreement in writing with respect to all of such matters, all matters as to which an agreement has not been so reached may be submitted to arbitration pursuant to Clause 13.2 by either Party.

7.5 ***Handling of third parties Claim***

7.5.1 In case of any claim, action, suit or proceeding initiated against any of the SPVs after the Closing by any third party constituting the subject matter of a written notice of claim caused by an event, transaction or action or omission by Seller occurring on or before the Closing Date (a "**Third Parties Claim**"), without prejudice to Clause 7.4.2, the Purchaser shall notify the Sellers of the existence and content of such Third Parties Claim within 20 Business Days after the receipt of the Third Parties Claim and within the terms provided under Clause 7.2.1, either by the relevant SPV(s) or by the Purchaser, except that, in the event that the deadline for filing an appeal, opposition or to take any other action in respect of such Third Parties Claim is less than 20 Business Days, the aforesaid Purchaser's notice shall be given to the Sellers within such shorter term as may be appropriate in the circumstances to allow the filing of such an appeal, opposition or to take such action it being understood that the Purchaser shall be liable for any delay. The aforesaid Purchaser's notice shall also include a copy of the documentation attesting the Third Parties Claim and contain all factual information sufficiently describing the object of the Third Parties Claim in reasonable detail, as available to the relevant SPV(s) at that stage.

7.5.2 Following receipt by the Sellers of the notice of claim constituting a Third Parties Claim, the following provisions shall apply: the Purchaser shall properly and diligently defend, and shall cause the relevant SPV(s) to properly and diligently defend, against such Third Parties Claim and the Sellers shall have the right to participate, at their own costs and expenses, and with counsels of their own choosing, in the defence of such Third Parties Claim (provided for the avoidance of doubt that the Sellers and their relevant Persons shall not have any power to represent the relevant SPV(s)). In such case, the Purchaser shall refrain, and shall cause the relevant SPV to refrain, from taking any action which could prejudice the defence of the Sellers' interests require and shall keep the Sellers informed of all material developments in relation to such Third Parties Claim.

7.5.3 In any case the Purchaser shall not and shall cause the relevant SPV not to make or accept any settlement of any Third Parties Claim, nor shall make acquiescence thereto or, as the case may be, to any demand, assessment, judgment or order constituting the subject matter of a Third Parties Claim or, as the case may be, having resulted from any Third Parties Claim, without the prior written consent of the Sellers (which shall not be unreasonably withheld or delayed).

7.5.4 If a binding offer is made to the Purchaser or to a SPV, as the case may be, to settle any matter giving rise to the Sellers' liability under Clause 7 which the Sellers, but not the Purchaser, is willing to accept, then the Purchaser and/or the relevant SPV shall be free not to enter into such settlement and to commence or continue litigation at their own expense, but the possible Sellers' liability for the relevant matter under Clause 7 shall be limited to the amount of the proposed settlement.

7.5.5 The Parties acknowledge and agree that, should any discrepancy arise at any time among the Purchaser and the Sellers in respect of the handling of any Third Parties Claim, the legal and judicial strategy of the Purchaser and its Representatives shall prevail.

7.5.6 If any indemnity amount has been paid by the Sellers to the Purchaser under Clause 7 in respect of a Third Parties Claim and such Third Parties Claim is subsequently finally determined by a competent judicial or arbitration court to be groundless, the Purchaser shall return to the Sellers the indemnity amount received in respect of such Third Parties Claim, but only to the extent that the relevant amount has been actually recovered by the SPV, being however understood that the Purchaser shall do (and shall document to have done) its best effort to recover the relevant amount, including without limitation starting any judicial proceeding before any competent court.

7.6 ***Payments***

7.6.1 Any payment due by the Sellers to the Purchaser under this Clause 7 shall be made as follows:

(c) no later than thirty (30) days from the date of the agreement between the Sellers and the Purchaser pursuant to Clause 7.4.2 or Clause 7.4.3, as the case may be, with respect to the relevant Notice of Claim; or

(d) in respect of any Third Parties Claim, no later than thirty (30) days from the date of issuance of any immediately effective and enforceable title (*titolo esecutivo*) either through *sentenza*, *ordinanza*, *decreto*, award (*lodo*) or otherwise, and including for the avoidance of doubt any preventive remedy (*provvedimento cautelare*); or

(e) no later than thirty (30) days from the date of issuance of any immediately effective and enforceable title (*titolo esecutivo*) either through *sentenza*, *ordinanza*, *decreto*, award (*lodo*) or otherwise, and including for the avoidance of doubt any preventive remedy (*provvedimento cautelare*) taken by competent Italian court or award taken by the arbitration panel, as the case may be, pursuant to Clause 13.2.

7.7 ***Mitigation of Damages***

7.7.1 The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Damages which might give rise to a liability on the part of the Sellers in respect of any Claim under this Agreement.

7.7.2 The Sellers shall not be liable under this Agreement in respect of any Losses connected with (i) acts, facts or omissions directly attributable to the Purchaser and (ii) to the extent that the Purchaser, and/or any SPV would not have incurred or suffered such Damages if the Purchaser had fulfilled its obligations under this paragraph 7.7.

8. REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

The Purchaser hereby makes the following representations and gives the following warranties to the Seller, which are true as at the Date of Execution and, unless otherwise provided, on the Closing Date.

8.1 ***Due organization and existence of the Purchaser***

The Purchaser is a corporation incorporated and duly organized, validly existing, and in good standing under the laws of Italy.

8.2 ***Authority and enforceability, consents, no conflicts for the Purchaser***

8.2.1 All corporate actions necessary for the Purchaser to approve the execution and performance of this Agreement have been carried out and the Purchaser has all necessary right, power, authority and capacity to enter into this Agreement and carry out the Transaction. This Agreement constitutes valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

8.2.2 The Purchaser is not subject to any bankruptcy proceedings, has not entered into arrangements by which its assets have been transferred to its creditors, is not insolvent nor has been put into liquidation; there are no bankruptcy proceedings or other insolvency proceedings pending against the Purchaser and no bankruptcy, liquidation or similar procedures pending against the Purchaser.

8.3 ***Financing***

8.3.1 The Purchaser has immediately available on an unconditional basis the necessary resources to meet in full their obligations under this Agreement from their existing bank facilities and/or available cash and/or its shareholders upon demand.

8.4 ***Knowledge***

8.4.1 At the Execution Date, the Purchaser is not aware of any facts, matters or circumstances which could reasonably be expected to give rise to a Claim being made against the Sellers.

8.5 ***No Brokerage***

8.5.1 The Purchaser has not incurred any liability for any brokerage, finder's or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which might be validly claimed from the Sellers.

9. INDEMNIFICATION AND PURCHASER'S LIABILITY LIMITATION

9.1 The Purchaser shall indemnify and hold the Sellers harmless from and against any Damages actually incurred or suffered by the Sellers or by any SPV by reason of any breach or inaccuracy of the Purchaser's representations and warranties of the Purchaser contained in this Agreement.

9.2 The remedies and procedures provided for the Sellers shall be applicable, *mutatis mutandis*, to the Purchaser.

10. CONFIDENTIAL INFORMATION

10.1 Each Party shall not, without the prior written consent of the other Party(ies), disclose to any Person, or make a public announcement of any of the terms or other facts relating to this Agreement, or to any other agreement or arrangement relating to the Transaction, other than (i) as required for the purposes of fulfilling any Condition to Closing and/or (ii) on a confidential basis, to any of its Affiliate(s).

10.2 Where a Party reasonably determines that a disclosure or announcement is required by the Applicable Laws and Regulations or by any other authority with relevant powers to which such Party or any of its Affiliate(s) is subject, the disclosure or announcement shall, to the extent permitted by the Applicable Laws and Regulations, be made after consultation with the other Party(ies) and after taking into account the reasonable requirements of the other Party(ies) as to timing, content and manner of making or dispatch of the disclosure or announcement.

10.3 The Sellers acknowledge that:

10.3.1 the Purchaser (and/or its Affiliates) may be under disclosing obligations relating to the certain terms of the Transaction in order to comply with the stock exchange and securities Applicable Laws and Regulations; and

10.3.2 the Purchaser (and/or its Affiliates) will also disclose certain information about the Transaction to its shareholders and prospected investors to get the necessary funding.

10.4 Accordingly, the Purchaser shall not be deemed in breach of this Clause 10 as a result of any disclosure made pursuant to Clause 10.3.

11. COSTS AND TAXES

11.1 Any Tax, cost, expense, fee, duty, or charge arising out or in connection with this Agreement or the Transaction shall be borne as follows:

11.1.1 any income and capital gain taxes (if any) due by the Sellers as a consequence of the sale and purchase of the Quotas shall be borne by the Sellers;

11.1.2 each Party shall bear and pay its own legal and other professional costs in relation to the negotiation and execution of this Agreement and any related documents and/or agreements; and

11.1.3 without prejudice to Clause 5.3.3, notarial fees and registration tax shall be borne by the Purchaser.

12. MISCELLANEOUS PROVISIONS

12.1 *Entire Agreement*

This Agreement contains the entire understanding and supersedes all prior agreements and/or arrangements of the Parties with respect to the Transaction including the letter of intents dated 11 June 2018.

12.2 *Purchaser's right to designate*

Pursuant to Article 1401 of the Italian civil code, the Purchaser shall have the right to designate a Person to become a party (or an additional party) to this Agreement (the "**Nominee**") and to purchase, and pay for all or part of the Quotas, related Quotaholder Loan Receivables and/or Commercial Receivables, as the case may be, in accordance with the terms hereof, provided that such designation is in compliance with the following provisions: (i) anything in Articles 1402 and 1403 of the Italian Civil Code to the contrary notwithstanding, any designation pursuant hereto shall be made and communicated to the Sellers not later than 5 Business Days prior to the Closing Date together with the written unconditional acceptance of the Nominee of the designation and of all the terms and conditions of this Agreement, including the express acceptance of the arbitration agreement contained in Clause 13; (ii) the Nominee shall be an Affiliate of the Purchaser; (iii) the Purchaser shall remain jointly and severally obligated to the Sellers in respect of all the Purchaser's obligations under this Agreement; and (iv) following the designation to become a Party to this Agreement in lieu of the Purchaser, any reference made to the Purchaser under this Agreement shall be deemed to be made to the Nominee. Notwithstanding the designation of the Nominee hereunder, the arbitration agreement contained in Clause 13 shall continue to apply also to the original Purchaser.

12.3 *Notices*

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in English language and shall be deemed to have been duly and validly given (i) in the case of notice sent by registered letter, upon the Business Day following the signing of the return receipt by the recipient and (ii) in the case of notice sent by e-mail, upon the Business Day following receipt by the sender of the receipt of delivery by the recipient, addressed, in each case, as follows:

<u>if to the Sellers</u>:

Risen Energy PV Holding Italy GmbH

Neumeyerstraße 28-34

90411 Nürnberg

Germany

E-mail: ping.guo@risenenergy.com

and

Risen Energy (Hongkong) Co., Ltd.

Flat 1501, 15th floor, SPA Center, 53-55 Lockhart Road

Wanchai, Hong Kong

Email: champion@risenenergy.com

if to the Purchaser:

PC-Italia-02 S.r.l.

Via Ferrovie dello Stato SNC

81030 – Gricignano di Aversa (CE)

Italy

E-mail: vb@alternusenergy.com; sts@alternusenergy.com; jd@alternusenergy.com,

or at such other address as either Party may hereafter provide to the others by written notice, as provided herein.

12.4 ***Changes in writing***

This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, modification or discharged is sought.

12.5 ***No waiver***

Except for the cases of forfeiture expressly provided for by this Agreement, the failure to exercise or any delay in exercising a right or remedy provided by this Agreement or by the Applicable Laws and Regulations shall not impair or constitute a waiver of such right or remedy or an impairment or a waiver of other rights or remedies.

13. APPLICABLE LAW – EXCLUSIVE JURISDICTION

13.1 ***Applicable Law***

This Agreement, any connected Schedules or documents and the rights and obligations of the Parties hereunder or however connected with its execution, perfection, construction and performance shall be governed by and construed and interpreted in accordance with the laws of Italy.

13.2 ***Exclusive jurisdiction***

All disputes arising out of or in connection with this Agreement and the documents connected therewith (including the Transfer Deed) shall be settled by arbitration under the Rules of the Chamber of Arbitration of Milan, by one Arbitrator appointed in accordance with said Rules. The Arbitrator shall decide in accordance with Italian law. The seat of the arbitration shall be Milan, Italy. The language of the arbitration shall be English. For the purposes of this arbitration clause (i) the Purchaser and AE shall be considered as a sole party and (ii) the Sellers shall be considered as a sole party.

14. LIST OF SCHEDULES

14.1 The following Schedules constitute an integral and substantial part of this Agreement:

- Schedule 2.1.34: Permitted Leakages;
- Schedule 2.1.44: Project Contracts;

- Schedule 2.1.53: Reference Financial Statements;
- Schedule 4.3.3: Purchase Price Pending Items
- Schedule 4.4.1: Pending litigation related to SPV 1;
- Schedule 5.3.1(a): Missing documentation;
- Schedule 5.5.1(b): Form of the agreement for the assignment of the Quotaholder Loans Receivables;
- Schedule 5.5.1(d): Directors' resignation letter;
- Schedule 5.5.1(f): Form of quotaholders' meeting resolution;
- Schedule 6.5.3: Activities during the interim period [*Note: intentionally omitted by the Parties as of the Date of Execution*];
- Schedule 6.8.11: Circumstances affecting the Tariff and/or pending or threatened in writing investigation by the GSE which may lead to the suspension or revocation of any of the Tariff [*Note: intentionally omitted by the Parties as of the Date of Execution*];
- Schedule 6.10.2: Tax claims and investigations;
- Schedule 6.13.1: Pending or threatened litigations [*Note: intentionally omitted by the Parties as of the Date of Execution*].

[*remainder of the page intentionally left blank*]

***

Please confirm that the foregoing correctly sets forth the terms of our agreement by reproducing our proposal in a separate document duly signed by an authorized signatory, initialized on each page.

Risen Energy PV Holding Italy GmbH

____

Name: Ping Guo

as: Managing director

Risen Energy (Hongkong) Co., Limited

____

Name: Jianping Yuan

as: Managing director

***

In full and unconditional acceptance of all the above

PC-Italia 0[illegible] S.r.l.

____

Name: Mister Browne

as: Director

Alternus Energy Inc.

____

Name: Mister Browne

as: Chief Executive Officer